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                                  EXHIBIT 99.1

                                 PRESS RELEASE

The following is the text of a press release issued by Genesco Inc. on November 18, 1998, relating to the amendment of its shareholder rights plan.

                     GENESCO AMENDS SHAREHOLDER RIGHTS PLAN

         Nashville, Tennessee, November 18, 1998 -- Genesco Inc. (NYSE: GCO) announced that its Board of Directors has amended its existing shareholder rights plan to remove the requirement that certain actions be taken only by "Continuing Directors," incumbent directors when the plan was adopted in 1990 or those elected subsequently with the approval of the Continuing Directors. As amended, the plan allows a simple majority of all directors to exercise the powers formerly reserved to Continuing Directors.

         The amendment also clarifies the status of shareholders who become beneficial owners of 10% or more of the Company's common stock because the Company acquires its own stock, reducing the total shares outstanding. As amended, the plan allows such shareholders to maintain their beneficial ownership of the number of shares they owned when the Company's action caused their beneficial ownership to reach the 10% level by acquiring its own shares. Shareholders with beneficial ownership of 15% or more of the Company's common stock, however, could not acquire additional shares, even to replace divested shares, without triggering the plan's protective features.

         Genesco, based in Nashville, markets and distributes branded footwear. Genesco's owned and licensed footwear brands, sold through both wholesale and retail channels of distribution, include Johnston & Murphy, Dockers Footwear and Nautica Footwear. Genesco's products are sold at wholesale to more than 2,700 retailers, including the Company's own network of 592 footwear retail stores in the U.S., operated principally under the names Journeys, Johnston & Murphy, Jarman and Underground Station. The Company also operates the Volunteer Leather Company, a leather tanning and finishing business.